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                                                                    EXHIBIT 3.14
                            CERTIFICATE OF AMENDMENT

                     TO THE CERTIFICATE OF INCORPORATION OF

                         GLOBAL TELESYSTEMS GROUP, INC.


         GLOBAL TELESYSTEMS GROUP, INC., a Delaware corporation, HEREBY CERTIFIES AS FOLLOWS:

         1. The name of the Corporation is Global TeleSystems Group, Inc. The date of filing of its Certificate of Incorporation with the Secretary of State of the State of Delaware was September 30, 1993.

         2. This Certificate of Amendment sets forth amendments to the Certificate of Incorporation of the Corporation that were duly adopted by the vote of the holders of a majority of the outstanding stock of the Corporation entitled to vote thereon in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         3. The first paragraph of Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended to read as follows:

                  "FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 280,000,000 (two hundred eighty million) shares, of which there shall be 270,000,000 (two hundred seventy million) shares of common stock, par value $0.10 per share, and 10,000,000 (ten million) shares of preferred stock, par value $0.0001 per share."

         IN WITNESS WHEREOF, GLOBAL TELESYSTEMS GROUP, INC. has caused this certificate to be signed by Vimal Agarwal, its Vice President and Treasurer, and attested by Arnold Y. Dean, its Assistant Secretary, this 18th day of June, 1999.

                                         GLOBAL TELESYSTEMS GROUP, INC.


                                         By: /s/ Vimal Agarwal
                                            ------------------------------------
                                         Name: Vimal Agarwal
                                         Title: Vice President and Treasurer

ATTEST:


By: /s/ Arnold Y. Dean
--------------------------
Name: Arnold Y. Dean
Title: Assistant Secretary